Exhibit 10.32

Talend, Inc.

December 10, 2013

Nello Franco

Dear Nello:

I am pleased to offer you a position with Talend, Inc. (the “Company”), as a VP, Global Client Success.  If you decide to join us, you will receive an annual salary of $175,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.  You will also be provided with a compensation plan which will detail potential annual on-target bonus earnings of $100,000 per annum, to be paid quarterly in accordance with the Company’s normal payroll procedures.  Also a non-recoverable draw on 75% of the variable potential for the first 6 months to be paid monthly in accordance with the Company’s normal payroll procedures.

We will recommend to the Board that, at the first Board meeting following the date on which you become an employee eligible for stock options, you be granted stock options (“Options”).  The Options shall consist of 480,000 options, at an exercise price as determined by the Board at that meeting.  The Options shall vest as to 25% of the shares one year after your start date, and 6.25% of the remaining Options will vest quarterly thereafter, so that the Options shall be fully vested and exercisable four (4) years from your start date, subject to your continued status as an employee with the Company on the relevant vesting dates.

In the event of a Change in Control Transaction (as defined below), and if your employment with the Company (or the Company’s successor) is either (i) terminated by the Company (or the Company’s successor) other than for Cause (as defined below) within twelve (12) months after the Change of Control Transaction or (ii) terminated by you for Good Reason (as defined below) within twelve (12) months after the Change of Control Transaction, one hundred percent (100%) of the unvested Options (or its successor plan) shall automatically vest.

For purposes of this Agreement, “Cause” shall mean (i) the conviction of, or the entering a plea of guilty or no contest (or pleas or accepts deferred adjudication or receives unadjudicated probation) to or for, any felony or any crime involving moral turpitude, (ii) the commission of a material breach of any of the covenants, terms and provisions of the Company’s Confidential Information Agreement, (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of

Talend, Inc — 6 Executive Circle, Suite 200, Irvine, CA 92614
www.talend.com — P: 714-421-4316 — F: 714-242-7503

fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board, in its reasonable sole discretion, (iv) the material failure to perform assigned duties or responsibilities as the Executive Vice President, Sales & marketing (other than a failure resulting from Disability), provided, however, that you shall be given written notice of, and shall have a ten (10) day period following such notice to cure a failure or refusal under this subclause (iv)) or (v) the violation of any federal or state law or regulation applicable to the Company’s business.

For purposes of this Agreement, “Good Reason” shall mean, without your written consent, (i) a significant reduction of your duties or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, the removal of you from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities, or a significant reduction in the number of employees who report directly to you relative to the number of employees who reported directly to you immediately prior to such reduction, (ii) a significant reduction (thirty percent (30%) or more) by the Company in your base salary as in effect immediately prior to such reduction, or (iii) a significant reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced.  (iv) a material change of at least thirty (30) miles in the geographic location at which you must perform your services; (v) a material breach of this Agreement by the Company or (vi) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

For the purposes of this Agreement, a “Change in Control Transaction” shall mean either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control Transaction hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

In all other respects, the Options shall be subject to the terms, definitions and provisions of the Company’s Stock Option Plan (the “Stock Option Plan”) and the stock option agreement by and between you and the Company (the “Option Agreement”).

As an employee, you will be eligible to receive certain employee benefits on the first of the month following your first full month of service with Talend including medical, dental and vision insurance, paid time off, life insurance, short and long term disability insurance and a Flexible Spending Account in accordance to company policy.  On the first of the month following your first three months of service with Talend you will also be eligible to make contributions to a matching 401(k) retirement savings account.  You should note that that the Company may modify salaries and benefits from time to time as it deems necessary.

We are excited about you joining us and look forward to a beneficial and fruitful relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards.  You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.  As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  If you accept our offer, your first day of employment will be December 12, 2013.  This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter, including, but not limited to, is at-will employment provision, may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you.  This offer of employment will terminate if it is not accepted, signed and returned by December 11, 2013.

We look forward to your favorable reply and to working with you at Talend, Inc.

Sincerely,

/s/ Emily Charlton

Emily Charlton

Human Resources Manager Americas

Agreed to and accepted:

Signature:	/s/ Nello Franco

Printed Name:	Nello Franco

Date:	12/11/2013